The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 10, 2004

Filed pursuant to Rule 424(B)(5)

SEC File No. 333-62442

PROSPECTUS SUPPLEMENT

(To prospectus dated June 13, 2001)

Electronic Data Systems Corporation

$

    % Senior Notes Due 2006

In June 2001, we issued $1,610,000,000 aggregate principal amount of 5.78% senior notes due 2006, referred to in this prospectus supplement as the senior notes, in connection with our issuance of 32,200,000 FELINE PRIDESSM in the form of Income PRIDESSM. The senior notes were issued as a component of Income PRIDES that initially consisted of (1) a purchase contract to purchase from us on August 17, 2004, at a purchase price of $50, a fraction of a newly issued share of our common stock and (2) a senior note in the principal amount of $50. This prospectus supplement relates to a remarketing of $             aggregate principal amount of those senior notes on behalf of the Income PRIDES holders and holders of senior notes held separately from Income PRIDES, if any, who elect to participate in the remarketing.

The senior notes will mature on August 17, 2006 unless a tax event redemption has occurred prior to August 17, 2006. Interest on the senior notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year. If the remarketing is successful, interest on the senior notes will be reset to             % per annum, effective on and after May 17, 2004. The first interest payment on the remarketed senior notes will be made on August 17, 2004. For United States federal income tax purposes, the senior notes constitute contingent payment debt instruments.

The senior notes are redeemable on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Remarketed Senior Notes — Tax Event Redemption” in this prospectus supplement.

The senior notes are unsecured and rank equally with all of our other senior unsecured indebtedness. We will remarket the senior notes in denominations of $50 and integral multiples of $50 in excess thereof.

Investing in the senior notes involves risk. We urge you to carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement before you make any decision to invest in the senior notes.

	Per Senior Note	Total
Price to the Public	$	$
Maximum Remarketing Fee to Remarketing Agent	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the senior notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about May 17, 2004.

Remarketing Agent

Merrill Lynch & Co.

The date of this prospectus supplement is May     , 2004.

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell these securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the dates of the prospectus supplement, the accompanying prospectus or those documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise provided in this prospectus supplement, the accompanying prospectus or in any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, trademarks identified by Registered Trademark and TM are registered trademarks or trademarks of Electronic Data Systems Corporation or its subsidiaries. “FELINE PRIDES,” “Income PRIDES” and “Growth PRIDES,” are service marks of Merrill Lynch & Co., Inc.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this remarketing.

If the description of this remarketing varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Electronic Data Systems Corporation,” “we,” “us” and “our” or similar terms are to Electronic Data Systems Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It likely does not contain all of the information that may be important to you or that you should consider when making an investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the section of this prospectus supplement entitled “Risk Factors” and the information we have incorporated by reference before making a decision to invest in the senior notes.

OUR COMPANY

Overview

EDS is a leading global provider of information technology and business process outsourcing services. Our primary business is infrastructure services, including hosting and desktop services, applications services and business process outsourcing services. In addition to our core information technology and business process outsourcing operations, we own two subsidiary businesses: A.T. Kearney, a high-value management consultancy, and UGS PLM Solutions, a leading provider of product lifecycle management software applications and related services. In connection with our efforts to focus on our core outsourcing business, we entered into a definitive agreement dated March 12, 2004 to sell a 100% equity interest in UGS PLM Solutions for $2.05 billion in cash.

EDS Services

Our primary business is information technology and business process outsourcing services. EDS founded the information technology, or IT, outsourcing industry more than 40 years ago. Today, we deliver infrastructure, application and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.

Infrastructure Services.    EDS Infrastructure Services delivers hosting, storage, desktop, helpdesk, security and privacy, and communications services that enable clients to drive down their total cost of ownership and increase the productivity of their IT environment across the globe. Infrastructure Services include:

•	Hosting Services. EDS Hosting Services is a one-stop shop for hosting services, including storage, application and Web hosting, and mainframe and midrange management. EDS Hosting Services enhances a client’s existing technologies, providing the flexibility and accountability needed to alleviate productivity constraints, increase return on investment, extend competitive advantage and promote customer loyalty. We provide the security, data integrity, quick response to service disruptions and high availability required for clients’ mission-critical business functions.

•	Desktop Services. EDS Desktop Services delivers expert management and support of the end user’s work environment, from the software applications that support the client’s business practices to the supporting network communications infrastructure.

•	Intelligent Storage and Mobile Information Protection. EDS Intelligent Storage Services delivers agility and reliable data storage from the desktop to the data center. Our array of storage strategy, design, SAN/NAS architecture, implementation and management services is designed and delivered to enhance security and business continuity. EDS Mobile Information Protection is a managed service that backs up data on desktop and remote/mobile computing devices and restores lost or damaged information without the assistance of a help desk or internal support.

•	Security and Privacy. We deliver consulting, technology, training and managed solutions to ensure the privacy, integrity and continued availability of critical information and processes.

•	Communications Services. We deliver comprehensive, secure, flexible network services on a global basis ranging from network support to management of an entire client network.

Applications Services.    EDS Applications Services helps organizations plan, develop, integrate and manage custom applications, packaged software and industry-specific solutions. We offer applications development and management services on an outsourced or project basis. Services range from outsourcing of all application development and systems integration to the management and implementation of EDS-owned or third-party industry applications. Benefits to clients for these services can include reduced costs, extended value of technology investments, information sharing and enhanced ability to adapt to market changes. Services include applications development, applications management, transformation services and industry-specific application solutions.

Business Process Outsourcing Services.    Business Process Outsourcing, or BPO, continues to be one of the fastest growing market segments in the IT services industry and an important element of our strategy to provide greater value-add services for our clients’ total business. BPO enables clients to achieve economies of scale by leveraging a shared-services model which allows them to trade fixed costs for variable costs. Our BPO service lines include: Administrative Process Management Services; Customer Relationship Management Services; Enterprise Shared Services, which is comprised of Human Resources, Finance and Accounting and Procurement; and Financial Process Management.

A.T. Kearney

A.T. Kearney, our global management consultancy, provides clients with management consulting services related to strategy, organization, operations, and technology and transformation, as well as executive search services. A.T. Kearney serves clients through practice teams focused on major industries, including: automotive; consumer products and retail; communications, media and entertainment; financial institutions; high tech; pharmaceuticals/health care; process industries; aerospace and defense; transportation and travel; utilities; and government.

UGS PLM Solutions

UGS PLM Solutions, our product lifecycle management (PLM) subsidiary, is a leading global provider of product data management, collaboration and product design software applications and related services. UGS PLM develops, markets and supports a comprehensive suite of applications that address all phases of the product lifecycle, including concept development, design, analysis and testing, manufacturing, service and maintenance, and retirement. UGS PLM’s customers use its applications to perform advanced product design and simulation utilizing three-dimensional, or 3D, digital technology. The company’s collaborative applications allow users to share product-related information through Web-based collaborative technologies in real-time. UGS PLM’s applications provide solutions for the four principal segments of the PLM software market: Digital Product Design; Digital Simulation; Digital Manufacturing; and Digital Collaboration. In connection with our efforts to focus on our core IT outsourcing services business, we entered into a definitive agreement dated March 12, 2004 to sell a 100% equity interest in UGS PLM Solutions to a consortium of three private equity firms for $2.05 billion in cash. The transaction is expected to close by the end of the second quarter of 2004, subject to regulatory approvals.

RECENT DEVELOPMENTS

Exchange Offer for Income PRIDES

We are currently engaged in an offer to exchange up to 32,100,000 of our Income PRIDES for 0.8430 shares of common stock plus $1.58 in cash for each validly tendered and accepted Income PRIDES. The exchange offer will expire at 12:00 midnight, New York City time, on May 11, 2004, unless extended or earlier terminated by us. As of 6:00 p.m., New York City time, on May 7, 2004, approximately 25,220,700 Income PRIDES, or about 78.3% of the 32,200,000 outstanding Income PRIDES, had been tendered in the exchange offer. Senior notes comprising part of the Income PRIDES that have been tendered and, subject to the conditions of the exchange offer, are accepted by us before the remarketing on May 12, 2004, will not be included in this remarketing.

Earnings Results

On April 26, 2004, we reported a first quarter 2004 net loss of $12 million, or 2 cents per share, compared to a loss of $1.4 billion, or $3.00 per share, in last year’s first quarter on an as-reported basis. Excluding UGS PLM Solutions, now treated as a discontinued operation, first quarter 2004 as-reported revenue was $5.20 billion, up four percent versus a comparable $5.02 billion in the first quarter of 2003. Excluding UGS PLM Solutions, non-GM revenue was $4.70 billion in the first quarter of 2004 compared to $4.45 billion a year ago, while GM revenue was $503 million in the first quarter of 2004 compared to $566 million in the first quarter of 2003.

We signed $4.0 billion in contracts in the first quarter 2004 compared to $3.0 billion in the first quarter 2003, reflecting sales growth from existing accounts and strong renewals.

We had total assets of $17.84 billion and total liabilities of $12.23 billion at March 31, 2004, compared to total assets of $18.28 billion and total liabilities of $12.57 billion at December 31, 2003. We had total current assets of $6.86 billion and total current liabilities of $7.12 billion at March 31, 2004, compared to total current assets of $6.82 billion and total current liabilities of $7.47 billion at December 31, 2003.

On April 26, 2004, we updated our financial guidance for 2004 to reflect the pending divestiture of UGS PLM Solutions and an expanded range of loss that we expect to incur on our Navy Marine Corps Intranet (“NMCI”) contract.

Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3199 and our telephone number is (972) 604-6000.

THE REMARKETING

Issuer	Electronic Data Systems Corporation, a Delaware corporation.

Securities Remarketed	aggregate principal amount of senior notes on behalf of holders of Income PRIDES and holders of senior notes held separately from Income PRIDES, if any, who elect to participate in the remarketing. The exact aggregate principal amount of senior notes to be remarketed will be determined on May 12, 2004.

Maturity	The senior notes will mature on August 17, 2006, unless a tax event redemption has occurred prior to August 17, 2006.

Interest	The senior notes will bear interest at % per annum on and after May 17, 2004. Interest on the senior notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year. The first interest payment on the remarketed senior notes will be made on August 17, 2004.

Redemption	The senior notes are redeemable at our option on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Remarketed Senior Notes — Tax Event Redemption” in this prospectus supplement.

Ranking	The senior notes are senior unsecured obligations of ours and rank equally with all of our other senior unsecured indebtedness.

Certain Covenants	The indenture governing the senior notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets. See “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds	We will not receive any proceeds from the remarketing of the senior notes. For more information, see the section of this prospectus supplement entitled “Use of Proceeds.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement entitled “Risk Factors” before deciding whether to purchase any senior notes.

U.S. Federal Income Taxation	We have treated and will continue to treat the senior notes for United States federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments. These regulations are complex, and in some respects uncertain in application. Generally, assuming that you report your income in a manner consistent with the method described in this prospectus supplement, the amount of income that you will recognize in respect of the senior notes will correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the senior notes were not subject to the contingent payment debt regulations. However, no absolute assurance can be given that the Internal Revenue Service will agree with our position. For a detailed discussion, please see the section of this prospectus supplement entitled “Material United States Federal Income Tax Consequences.”

Listing	The senior notes will not be listed on any national securities exchange.

RISK FACTORS

Before purchasing any of the senior notes, you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein in order to evaluate an investment in the senior notes.

Risks Related To the Senior Notes

We may redeem senior notes upon the occurrence of a tax event.

We have the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time before August 17, 2006 if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price plus any accrued and unpaid interest. If we redeem the senior notes, we will pay the redemption price in cash to the holders of the senior notes. A tax event redemption will be a taxable event to the holders of senior notes.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain or loss realized by holders of the senior notes.

Assuming that you report your income in a manner consistent with our discussion in the section of this prospectus supplement entitled “Material United States Federal Income Tax Consequences,” the amount of income that you will recognize for U.S. federal income tax purposes in respect of the senior notes generally will correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis for U.S. federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, which we refer to as the IRS, will not successfully assert a different treatment of the senior notes that could affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

An active trading market for the senior notes may not develop.

There is currently no trading market for senior notes held separately from Income PRIDES, and we do not plan to list the senior notes on any national securities exchange. In addition, we are currently engaged in an exchange offer for our Income PRIDES, which expires at 12:00 midnight, New York City time, on Tuesday, May 11, 2004, unless extended or earlier terminated by us. Senior notes comprising part of the Income PRIDES that have been tendered and, subject to the conditions of the exchange offer, are accepted by us before the remarketing on May 12, 2004, will not be included in this remarketing. Further, after this remarketing, we may, in our sole discretion, offer to repurchase a significant portion of the senior notes or offer to exchange a significant portion of the senior notes for other securities. Any repurchase or exchange offer that we commence could take the form of a public or private repurchase or exchange offer, could be a partial repurchase or exchange offer and, if a private repurchase or exchange offer, may not be made to all holders of the senior notes. If a sufficiently large number of senior notes do not remain outstanding, the trading market for the remaining senior notes sold in the remarketing may not be liquid and market prices may fluctuate significantly depending on the volume of trading in senior notes. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the senior notes.

The terms of the senior notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the senior notes.

Risks Related to Our Business

Further downgrades of our ratings could adversely affect us and the trading prices of the senior notes.

On March 24, 2004, Fitch Ratings announced that it downgraded our senior unsecured debt to BBB- from BBB, and that it removed our senior unsecured debt from Rating Watch Negative. On April 5, 2004, Standard & Poor’s Ratings Services announced that it downgraded our senior unsecured debt rating to BBB- from BBB and that it removed us from CreditWatch, where it had placed us on February 5, 2004. On February 6, 2004, Moody’s Investor Services, Inc. placed our long-term credit rating of Baa3 on review for possible downgrade. These credit rating agencies could take further adverse actions with respect to our ratings. In addition, a negative change in our credit rating could have an adverse effect on the market price of the senior notes, could adversely affect our ability to access capital or to compete for new business and could result in an increase in the interest rates payable under future indebtedness. If the credit ratings assigned to our 6.0% senior notes due 2013 fall to below Baa3 by Moody’s Investor Services, Inc. or BBB- by Standard & Poor’s Rating Services, the interest rate payable on such senior notes will be increased by 0.50%. At March 31, 2004, we had no recognized or contingent material liabilities that would be subject to accelerated payment in the event one or more of the rating agencies downgrades our credit ratings.

An ongoing SEC investigation could adversely affect us or the market value of the senior notes.

The SEC staff is conducting a formal investigation of some of our activities and contracts. The investigation initially related to our purchase and settlement of forward contracts in connection with our program to manage the future stock issuance requirements of our employee stock incentive plans and the events leading up to our third quarter 2002 earnings guidance announcement. Following our announcement that we recognized a $334 million loss on our NMCI contract in the first quarter of 2003, the SEC staff requested certain documents related to that contract. The SEC staff subsequently requested information regarding our write-off of deferred costs related to the NMCI contract in the fourth quarter of 2003 and has also requested information about customer contracts that contain prepayment provisions. The investigation is ongoing, and we will continue to cooperate with the SEC staff. We are unable to predict the outcome of the investigation, the scope of matters that the SEC may choose to investigate in the course of this investigation or in the future, the SEC’s views of the issues being investigated, or any action that the SEC might take, including the imposition of fines, penalties, or other available remedies. Any adverse development in connection with the investigation, including any expansion of the scope of the investigation, could have a material adverse effect on us, including diverting the efforts and attention of our management team from our business operations, and could negatively impact the market value of the senior notes.

Pending litigation could have a material adverse effect on our liquidity and financial condition.

We and certain of our former directors and officers are defendants in numerous purported shareholder class action suits filed from September through December 2002 in response to our September 18, 2002 earnings guidance announcement, publicity about certain equity hedging transactions that we had entered into, and the subsequent drop in the price of our common stock. In addition, five purported class action suits have been filed on behalf of participants in the EDS 401(k) Plan, against us, certain of our current and former officers and, in some cases, our directors. Our motions to centralize all of the foregoing cases have been granted. In July 2003, an amended consolidated complaint was filed with respect to the consolidated litigation. The amended complaint for the securities action alleges violations of various securities laws based upon purported misstatements and/or omissions of material facts about our financial condition, particularly with respect to the NMCI contract and the accounting for that contract. The amended complaint for the EDS 401(k) Plan participant litigation alleges violations of fiduciary duties under the Employee Retirement Income Security Act by some or all of the defendants and a violation under the Securities Act of 1933 by selling unregistered shares to plan participants during a period of approximately one year ending on November 18, 2002. In addition, there are three derivative complaints filed by shareholders against our directors and certain former officers and naming us as a nominal defendant. The actions allege breach of fiduciary duties, abuse of control and gross mismanagement based upon purported misstatements and/or omissions of material facts regarding our financial condition similar to those alleged in the purported class actions described above. A fourth derivative complaint filed in February 2004 relies upon substantially the same factual allegations as the consolidated securities action discussed above. As all these matters are in an early stage, we are not able to determine the actual impact on us or our consolidated financial statements. However, we may be required to pay judgments or settlements and incur expenses in aggregate amounts that could have a material adverse effect on our liquidity and financial condition.

Our engagements with clients may not be profitable.

The pricing and other terms of our client contracts, particularly our long-term information technology outsourcing agreements, require us to make estimates and assumptions at the time we enter into these contracts that could differ from actual results. These estimates reflect our best judgments regarding the nature of the engagement and our expected costs to provide the contracted services. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin. In addition, we estimate that a majority of our IT outsourcing contracts contain some fixed-price, incentive-based or other pricing terms that condition our fee on our ability to meet defined goals. Our failure to meet a client’s expectations in any type of contract may result in an unprofitable engagement.

Breakdowns in our internal controls and procedures could have an adverse effect on us.

Breakdowns in our internal controls and procedures could have an adverse effect on us. During the third quarter of 2003, we adopted EITF 00-21 on a cumulative basis as of January 1, 2003. Prior to the adoption of EITF 00-21, the NMCI contract was accounted for on a percentage-of-completion basis. Following the first quarter of 2003, we reported the existence of deficiencies in the operational effectiveness of controls over the process for estimating revenues and costs over the remaining term of the NMCI contract. Our independent auditors had reviewed such deficiencies and advised our audit committee that, due to the size of the NMCI contract, they collectively constitute a significant deficiency that rises to the level of a reportable condition. Reportable conditions involve significant deficiencies in the design or operation of a company’s internal controls that could adversely affect the company’s ability to record, process, summarize and report financial data. This deficiency was subsequently remediated by management in 2003. We recently identified another example of deficiencies in the operational effectiveness of those controls. In April 2004, our management learned of errors in the contract’s percentage-of-completion accounting models with respect to the last two quarters of 2002. These errors had not previously been reported to management. As a result, management further reviewed and reformed the model to correct errors and to evaluate the effect of the revised model on our results of operations for the last two quarters of 2002. Management has concluded that our reported results for those periods are not affected because the revised models for such periods continued to show an excess of estimated revenues over costs, and the contract was then being accounted for on a zero-profit basis. This conclusion has been reviewed by our audit committee and independent auditors.

In addition, in April 2004 management identified a significant deficiency that rises to the level of a reportable condition in the NMCI contract’s processing and accrual process associated with certain hardware and subcontractor work-in-process during 2003. This deficiency resulted in the untimely recognition of the purchase of certain hardware and assets under construction. Management has implemented or is in the process of implementing measures to improve controls over this process, including centralized approval of all contract-related purchases, implementation of an automated warehouse management system, monthly subcontractor reporting of work-in-process activities and increased operational monitoring and reporting of subcontractor activities. Other instances of breakdowns in our internal controls and procedures could occur or be identified in the future, and any such breakdowns may have an adverse effect on us and the market price of our securities.

Our ability to recover significant capital investments in certain construct contracts is subject to risks.

Some of our client contracts require significant investment in the early stages which is recovered through billings over the life of the respective contract. These contracts often involve the construction of new computer systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each contract with these characteristics, and some or all elements of service delivery under these contracts are dependent upon successful completion of the development, construction and deployment phases. At March 31, 2004, we had net deferred contract and set-up costs of $815 million, of which $330 million related to 19 contracts with active construct activities. In addition, at that date contracts with ongoing construct activities had other assets, including receivables, prepaid expenses, equipment and software, of $1.4 billion, including $1.1 billion associated the NMCI contract. Some of these contracts, including the NMCI contract and the “other commercial contract” discussed below, have experienced delays in their development and construction phases, and certain milestones have been missed. We are currently in discussions with the Department of the Navy regarding modification of deployment schedules and contract terms for the NMCI contract. While we believe our net assets at March 31, 2004 for the NMCI contract will be recovered, significant further delays in deployment or modification of contract terms could result in a material impairment of a portion of the associated assets.

We have previously referred to a significant commercial contract under which we provide various IT services using the legacy IT systems acquired from the client while developing and deploying a new IT system dedicated to that client. This contract has experienced delays in its development and construction phases, and milestones in the contract have been missed. The client has indicated that it believes we are in default of our obligations and that the contract is subject to termination by the client. Throughout the contract period we have been negotiating with the client to resolve critical issues, including those associated with the pricing and technical specifications for the new IT system. These issues remain unresolved. Although the technical solution related to the new IT system has been tested and validated, a substantial additional investment would be required to deploy it, and the commercial terms of the current agreement would not provide an adequate return on the required additional investment. During the three months ended March 31, 2004, we recognized a $37 million charge to write-down certain assets associated with the contract to estimated fair value. At March 31, 2004, we had assets of $123 million, including receivables, prepaid expenses, equipment and software associated with this contract. In addition, we incurred operating losses of $57 million during the three months ended March 31, 2004 with respect to this contract, compared to $71 million in operating losses during the prior year period. During April 2004, we began negotiating with this client for an amicable termination of the agreement and expect to complete negotiations during the second quarter of 2004. If a negotiated solution cannot be reached, the parties may each seek appropriate legal remedies to resolve these issues, including the possible discontinuation of the relationship. In such event, the contract could be terminated and legal recourse pursued. This may result in further losses that could be material. It is possible that even if the parties reach a negotiated solution, the impact of that agreement could result in further impairment of some of the associated assets. Any further impairment of associated assets related to this contract could be material. Additional write-downs and losses may be recognized during the second quarter as a result of any negotiated resolution or otherwise.

A decline in revenues from or loss of significant clients could reduce our revenues and profitability.

Our success is to a significant degree dependent on our ability to retain our significant clients and maintain or increase the level of revenues from these clients. We may lose clients due to their merger or acquisition, business failure, contract expiration, conversion to a competing service provider or conversion to an in-house data processing system. We may not be able to retain or renew relationships with our significant clients in the future. As a result of business downturns or for other business reasons, we are also vulnerable to reduced processing volumes from our clients, which can reduce the scope of services provided and the prices for those services.

Our outsourcing segment generates a substantial majority of its revenues from long-term IT outsourcing agreements, including a number of “mega-deals.” A number of these outsourcing agreements have terms that expire in coming years, including our Master Service Agreement with GM which expires in 2006. Approximately 10.5% of our 2003 revenue was attributable to GM and its affiliates. Operating margins from our GM business are expected to decline slightly from current levels as GM continues to limit its IT spending. The loss of GM as an ongoing major customer would have a material adverse effect on our revenue and earnings. The extent of such impact on our earnings will be based in part on our ability to reduce the fixed costs associated with this agreement, including property, equipment and software. In addition, the extension of this agreement, in whole or in part, on terms less favorable to us than current terms would also adversely affect our revenue and earnings.

For a discussion of certain significant contracts, see the section entitled “Client Contract Matters” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the updated discussion of those contracts in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which is incorporated herein by reference.

The markets in which we operate are highly competitive and we may not be able to compete effectively.

The markets in which we operate include a large number of participants and are highly competitive. Our primary competitors are IT service providers, large accounting, consulting and other professional service firms, application service providers, packaged software vendors and resellers and service groups of computer equipment companies. We also experience competition from numerous smaller, niche-oriented and regionalized service providers. Our business is experiencing rapid changes in its competitive landscape. We increasingly see our competitors moving operations offshore to reduce their costs as well as direct competition from niche offshore providers, primarily India-based competitors. With lower costs, these competitors may be able to offer lower prices than we are able to offer, which would adversely affect our ability to compete. In addition, negative publicity from our pending litigation or SEC staff investigation could have a negative effect on our competitive position. Any of these factors may impose additional pricing pressure on us, which could have an adverse effect on our revenues and profit margin.

Some of our contracts contain benchmarking provisions that could decrease our revenues and profitability.

Some of our long-term IT outsourcing agreements contain pricing provisions that permit a client to request a benchmark study by a mutually acceptable third-party benchmarker. Typically, benchmarking may not be conducted during the initial years of the contract term but may be requested by a client periodically thereafter, subject to restrictions which limit benchmarking to certain groupings of services and limit the number of times benchmarking may be elected during the term of the contract. Generally, the benchmarking compares the contractual price of our services against the price of similar services offered by other specified providers in a peer comparison group, subject to agreed upon adjustment and normalization factors. Generally, if the benchmarking study shows that our pricing has a difference outside a specified range, and the difference is not due to the unique requirements of the client, then the parties will negotiate in good faith any appropriate adjustments to the pricing. This may result in the reduction of our rates for the benchmarked services. Due to the enhanced focus of our clients on reducing IT costs, as well as the uncertainties and complexities inherent in benchmarking comparisons, our clients may increasingly attempt to obtain additional price reductions beyond those already embedded in our contract rates through the exercise of benchmarking provisions. Such activities could negatively impact our results of operations or cash flow in 2004 or thereafter to a greater extent than has been our prior experience.

Our exposure to certain industries and financially troubled customers has adversely affected our financial results.

Our exposure to certain industries and financially troubled customers has had, and could in the future have, a material adverse effect on our financial position and our results of operations. For example, some of our clients are in the airline and travel-related industry and that sector has been experiencing significant financial difficulty. In 2003, we amended agreements with certain of those clients, which has resulted in a decrease in revenues and earnings from these clients.

We may not achieve the benefits we expect from our strategic reorganization and cost cutting initiatives.

We are implementing a strategic reorganization and other cost cutting measures. Our expected future cost savings and other benefits from these initiatives are subject to many estimates and assumptions, including assumptions regarding the costs and timing of activities in connection with these initiatives. In addition, these estimates and assumptions are subject to significant economic, competitive and other uncertainties that are beyond our control. If these assumptions are not realized, or if other unforeseen events occur, our results of operations could be adversely affected.

A significant or prolonged economic downturn could have a material adverse effect on our results of operations.

Our results of operations are affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets that they serve. The general economic weakness in the IT industry resulting from, among other things, the decline in discretionary IT spending by our clients and prospective clients, has adversely affected our revenues in recent years. A lack of improvement or continued decline in the level of business activity of our clients could continue to adversely affect our revenues and profitability.

Our services or products may infringe upon the intellectual property rights of others.

We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us. These claims may harm our reputation, cost us money and prevent us from offering some services or products. We generally agree in our contracts to indemnify our clients for any expenses or liabilities they may incur resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. We may, in limited cases, be required to forego rights to the use of intellectual property we help create, which limits our ability to also provide that intellectual property to other clients. Any limitation on our ability to provide a service or product could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain forward-looking statements. These forward-looking statements include statements regarding estimated earnings, revenues, operating margins, cash flows, capital expenditures, restructuring charges, financing transactions, the impact of acquisitions and divestitures, the impact of certain client contracts, the total contract value of new business signings, the impact of the adoption of accounting standards and other forward-looking financial information. In addition, we have in the past made and may in the future make other written or oral forward-looking statements, including statements regarding future operating performance, short- and long-term revenue and earnings, the timing of the revenue, earnings and cash flow impact of new and existing contracts, liquidity, the estimated future revenue from existing clients, the total contract value of new business signings, business pipeline and industry growth rates and our performance relative thereto. Any forward-looking statement may rely on a number of assumptions concerning future events and be subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements. In addition to the factors listed under “Risks Related to Our Business” above, these include, but are not limited to, the following:

•	the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates;

•	for contracts with U.S. federal government clients, including our Navy Marine Corps Intranet contract, the government’s ability to cancel the contract or impose additional terms and conditions due to changes in government funding or deployment schedules, military action or otherwise;

•	our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit, to arrange new client supported financing transactions or similar facilities and continue to access existing facilities;

•	the impact on a historical and prospective basis of accounting rules and pronouncements;

•	the impact of claims, litigation and governmental investigations;

•	the success of our strategic reorganization and cost cutting initiatives and the timing and amount of any resulting benefits;

•	the impact of acquisitions and divestitures;

•	our ability to attract and retain highly skilled personnel;

•	a reduction in the carrying value of our assets;

•	the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client;

•	with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return;

•	changes in tax laws and interpretations and failure to obtain treaty relief from double taxation;

•	failure to obtain or protect intellectual property rights;

•	competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins;

•	the impact of general economic and other conditions on the discretionary spending of our existing clients and our ability to obtain new business;

•	the degree to which third parties continue to outsource information technology and business processes; and

•	fluctuations in interest rates, foreign currency and exchange rates.

In light of these risks, uncertainties and assumptions, actual results or events could differ from those contemplated by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the information we incorporate by reference, and such differences could be significant. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement and the documents we have incorporated by reference. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Three months ended March 31,		For the years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges (1)	—	—	—	3.5	4.7	4.2	2.1

(1)	Earnings were inadequate to cover our fixed charges by $39 million and $36 million for the three months ended March 31, 2004 and 2003, respectively, and by $544 million for the year ended December 31, 2003. The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of income (loss) from continuing operations before income taxes, cumulative effective of changes in accounting principles, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and

•	fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented.

USE OF PROCEEDS

We will not receive any cash proceeds from the remarketing of the senior notes on behalf of holders of Income PRIDES and holders, if any, of senior notes held separately from Income PRIDES who elect to include their senior notes in the remarketing. We estimate that the total proceeds from this remarketing of senior notes will be approximately $             million, all of which will be from the remarketing of senior notes that currently comprise part of Income PRIDES. These proceeds will be used as follows:

•	a portion of these proceeds will be used to purchase a specified portfolio of U.S. Treasury securities, or Treasury portfolio, that will be pledged to us, on behalf of holders of Income PRIDES, as security for the stock purchase contract obligations of such holders;

•	a portion of these proceeds equal to the lesser of (1) 25 basis points (0.25%) of the purchase price for the Treasury portfolio or (2) the amount of the proceeds, if any, in excess of the purchase price for the Treasury portfolio, will be deducted and retained by the remarketing agent as a remarketing fee; and

•	the amount of these proceeds, if any, in excess of the purchase price for the Treasury portfolio and the remarketing fee will be remitted to JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank) as the purchase contract agent for payment to the holders of Income PRIDES.

With respect to the proceeds from the remarketing of senior notes held separately from Income PRIDES, if any, these proceeds will be paid to the original holders of those senior notes after the remarketing agent deducts and retains a corresponding remarketing fee.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

General

The following description is a summary of the terms of the senior notes following this remarketing, if successful. We issued the senior notes as a separate series of securities under an Indenture dated as of August 12, 1996, as supplemented by a supplemental indenture dated as of June 26, 2001, between us and Chase Bank of Texas, National Association, as trustee. This description is not complete, and we refer you to the accompanying prospectus and the actual terms of the Indenture.

The senior notes were initially issued in the aggregate principal amount of $1,610,000,000 as components of Income PRIDES. Senior notes comprising part of the Income PRIDES that are tendered in our exchange offer and, subject to the conditions of the exchange offer, are accepted by us before the remarketing on May 12, 2004, will not be included in this remarketing and will no longer be outstanding.

The senior notes will mature on August 17, 2006. The senior notes may not be redeemed prior to their stated maturity except as described below. The senior notes are unsecured and rank equally with all of our other senior unsecured indebtedness.

As of March 31, 2004, we had approximately $5.8 billion of short-term and long-term debt outstanding, including the senior notes.

The senior notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to August 17, 2006, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on August 17, 2006. Except for a tax event redemption, the senior notes will not be redeemable by us.

Payments on senior notes remarketed as a global certificate, which we refer to as a global security, will be made to The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. JPMorgan Chase Bank is the paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We are at all times required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any senior note and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note must thereafter look, as a general unsecured creditor, only to us for the payment thereof.

The indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Denominations, Transfer and Exchange

The senior notes will be remarketed in registered form, without coupons, in denominations of $50 and integral multiples of $50, and may be transferred or exchanged without service charge, but upon payment of any taxes or other governmental charges payable in connection therewith.

Interest

Each senior note will bear interest at the rate of         % per year, effective on and after May 17, 2004, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an “interest payment date,” commencing August 17, 2004, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls. In addition, OID for United States federal income tax purposes will accrue on the senior notes for United States federal income tax purposes.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Tax Event Redemption

If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

“Tax event” means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on June 20, 2001, the original issue date, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after June 20, 2001.

“Redemption amount” for each senior note means the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio described below for settlement on the tax event redemption date.

The Treasury portfolio in connection with a tax event redemption will consist of a portfolio of zero-coupon U.S. Treasury securities consisting of :

•	principal or interest strips of U.S. Treasury securities that mature on or prior to August 15, 2006 in an aggregate amount equal to the principal amount of the senior notes outstanding on the tax redemption date and

•	with respect to each scheduled interest payment date on the senior notes that occurs after the tax redemption date, principal or interest strips of such U.S. Treasury securities that mature on or prior to such date in an aggregate amount equal to the aggregate interest payment that would be due on the principal amount of the senior notes outstanding on the tax redemption date.

“Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

The depositary will act as securities depositary for the senior notes. The senior notes initially will be represented by one or more global securities registered in the name of Cede & Co., the depositary’s nominee. Except under the limited circumstances described below, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in the senior notes so long as the senior notes are represented by global security certificates.

Except as provided below, owners of beneficial interests in such global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that it participants deposit with the depositary. The depositary also facilities the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discounted at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

In the event that the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior notes certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all senior notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the senior notes represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of senior notes certificates in exchange for beneficial interests in global security certificates or any senior notes represented by these certificates for any purpose under the indenture.

All principal or interest payments on the senior notes represented by the global security certificates and deliverables will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certificated Senior Notes

In the event that

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion addresses the material United States federal income tax consequences of the purchase, ownership and disposition of senior notes. This discussion deals only with senior notes held as capital assets (generally, assets held for investment) and, except where explicitly addressing the material United States federal income tax consequences to holders other than U.S. persons (defined below), pertains only to holders that are U.S. persons. The tax treatment of a holder may vary depending on such holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding senior notes as part of a straddle, hedge, conversion transaction or other integrated investment, former U.S. citizens that have expatriated, and persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address any aspects of state, local, or foreign tax laws. This discussion is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus, which are subject to change or to differing interpretations, possibly on a retroactive basis.

Certain aspects of the United States federal income tax treatment of the purchase, ownership and disposition of the senior notes have yet to be directly addressed by any statutory, administrative or judicial authority and, therefore, may be subject to differing interpretation. In addition, the tax consequences of the purchase, ownership and disposition of senior notes, including the tax consequences under state, local, foreign and other tax laws, will depend on your particular circumstances. Accordingly, you are urged to consult your own tax advisor as to the particular tax consequences to you of the purchase, ownership and disposition of senior notes, including the application and effect of United States federal, state, local and foreign tax laws to your particular circumstances.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of a senior note who, or which is (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds senior notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of senior notes that is a partner of a partnership holding senior notes should consult its tax advisors with respect to the tax consequences of the purchase, ownership and disposition of senior notes.

Classification of the Senior Notes

Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the senior notes should be treated differently than as described below. A different treatment of the senior notes could affect the timing and character of income, gain or loss with respect to an investment in the senior notes.

United States Holders

Accrual of Interest Based on Comparable Yield and Projected Payment Schedule

Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for U.S. federal income tax purposes, you are required to accrue interest income on the senior notes on a constant yield basis at an assumed yield (the “comparable yield”) of 6.305% that was determined at the time of original issuance of the senior notes. The comparable yield for the senior notes is based on the yield at which we could have issued, at the time of issuance of the senior notes, a fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the senior notes. Solely for purposes of determining the amount of interest income that accrues on the senior notes, we were required, at the time of issuance of the senior notes, to construct a “projected payment schedule” in respect of the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the comparable yield. For U.S. federal income tax purposes, you generally will be required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule that we established in determining interest accruals and adjustments in respect of a senior note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

Following the remarketing, the notes will be subject to special rules that become applicable to contingent payment debt instruments when all of the contingent payments have become fixed. Under these special rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Further, you must allocate in a reasonable manner any difference between your purchase price for the senior notes and the adjusted issue price of the senior notes at the time you purchase such notes ($50.83) to daily portions of original issue discount or projected payments over the remaining term of the senior notes. We believe that these adjustments and allocations should be made in a manner such that, after accruing interest income based on the comparable yield of 6.305% and making positive and negative adjustments that reflect the actual reset rate and the purchase price of the senior notes the amount of income that you will recognize in respect of the senior notes for U.S. federal income tax purposes generally will correspond to the economic accrual of income on the notes you would have recognized on an accrual basis if the senior notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Other Disposition of Senior Notes

Upon the disposition of a senior note, you will generally recognize gain or loss equal to the difference between your amount realized (other than the portion thereof attributable to accrued but unpaid interest, which is separately treated as ordinary income) and your adjusted tax basis in the note. Any such gain or loss recognized on a sale, exchange or other disposition of a senior note generally will be treated as capital gain or loss and generally will be long-term capital gain or loss if you held the senior note for more than one year immediately prior to such sale, exchange or other disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Event Redemption of Senior Notes

A tax event redemption of your senior notes will be a taxable event for you that will be subject to tax in the manner described above under “—Sale, Exchange or Other Disposition of Senior Notes.”

Non-United States Holders

The following discussion applies to you if you are a holder other than a United States Holder as defined above. Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company” or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you should consult your own tax advisor to determine the particular United States federal, state and local and other tax consequences applicable to you of participating in the exchange offer.

United States Federal Withholding Tax

United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the senior notes provided that

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the senior notes is described in section 881(c)(3)(A) of the Code; and

•	(a) you timely provide your name and address on an IRS Form W-8BEN (or a suitable successor form) and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the senior notes on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and timely provides us with a copy.

Special certification rules apply to holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments made to you will generally be subject to United States federal withholding tax at a 30% rate, unless you timely provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as described below under “—United States Federal Income Tax”). Alternative documentation may be applicable in certain situations.

United States Federal Income Tax

If you are engaged in a trade or business in the United States (or, if an income tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount) on the senior notes is effectively connected with the conduct of that trade or business (or permanent establishment, in the case of a treaty), you will be subject to United States federal income tax (but not the withholding tax described above under “—United States Federal Withholding Tax”), on the interest on a net income basis in the same manner as if you were a U.S. person holding senior notes. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate, if an income tax treaty applies) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States (or effectively connected with a permanent establishment, in the case of a treaty).

Any gain realized on the disposition of a senior note will generally not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

If you are a United States Holder, information reporting requirements will generally apply to all payments we make to you and to the proceeds paid to you from a sale of senior notes, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report interest income in full.

If you are a Non-United States Holder, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding is required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above under “Non-United States Holders – United States Federal Withholding Tax.” In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a senior note made within the United States or conducted through a United States-related intermediary, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States Holder, or you otherwise establish and exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Under the terms and conditions contained in a remarketing agreement, dated June 26, 2001, as supplemented by a supplemental remarketing agreement, dated May     , 2004, each between us and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agent, the remarketing agent has agreed to use its reasonable efforts to remarket the senior notes on May 12, 2004 at an aggregate price of approximately 100.5% of the purchase price for a specified portfolio of Treasury securities. In connection with the remarketing, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as reset agent, will attempt to reset the rate of interest payable on the senior notes so that the senior notes can be remarketed at that price. The specified portfolio of Treasury securities is a portfolio of zero-coupon Treasury securities consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2004 in an aggregate principal amount equal to the principal amount of the senior notes included in Income PRIDES, and

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2004 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the senior notes included in Income PRIDES if the interest rate on the senior notes were not reset on the senior notes.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions, and that the remarketing agent must remarket the senior notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price. Upon a successful remarketing, the net proceeds of the remarketing of senior notes comprising a part of Income PRIDES will be used to purchase the Treasury portfolio described above, which will be pledged to secure the obligations of holders of Income PRIDES to purchase shares of our common stock under the purchase contracts.

Pursuant to the remarketing agreement, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the purchase price for the Treasury portfolio described above from any amount of the proceeds in excess of the purchase price for the Treasury portfolio. Neither we nor the holders of senior notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

The senior notes have no established trading market. The remarketing agent has advised us that it intends to make a market in the senior notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

If this remarketing is successful, we may offer, in our sole discretion, to repurchase a portion of the senior notes outstanding after this remarketing or offer to exchange some or all of the senior notes for new securities. Financial institutions with which we have commercial and investment banking relationships have indicated that they may seek to purchase a significant portion of the senior notes in the remarketing. Such institutions are under no obligation to purchase any of the senior notes and the remarketing agent is under no obligation to sell any of the senior notes to them. We may consider a repurchase or exchange offer involving some or all of the senior notes purchased by these financial institutions. We are under no obligation to repurchase or enter into an exchange offer involving any senior notes that such institutions purchase in the remarketing. Any repurchase or exchange offer that we commence could take the form of a public or private repurchase or exchange offer, could be a partial repurchase or exchange offer and, if a private repurchase or exchange offer, may not be made to all holders of the senior notes. If we exchange for new securities some or all of the securities held by financial institutions that have purchased in the remarketing for new securities, those institutions may reoffer the new securities to new investors. We have no agreement or other commitment to make any repurchase or exchange, and there is no certainty as to whether or when a repurchase or an exchange might occur.

In order to facilitate the remarketing of the senior notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The remarketing agent has in the past provided, and may in the future provide, investment banking and underwriter services to us and our affiliates for which it has received, or will receive, customary compensation.

LEGAL MATTERS

Certain legal matters with respect to the remarketing of the senior notes will be passed on for us by Vinson & Elkins L.L.P., Dallas, Texas, and for the remarketing agent by Shearman & Sterling LLP, New York, New York.

EXPERTS

Our consolidated financial statements and schedule as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to changes of accounting resulting from our adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, and SFAS No. 143, Accounting for Asset Retirement Obligations.

Non-GAAP Financial Measures

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which are incorporated by reference in this prospectus supplement, contain information about free cash flow, which is a non-GAAP financial measure. We reported free cash flow of $230 million, $985 million and $190 million for the years ended December 31, 2003, 2002 and 2001, respectively, cash usage of $166 million for the quarter ended March 31, 2004, and free cash flow of $122 million for the quarter ended March 31, 2004. We define free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds from divested assets, payments related to acquisitions, net of cash acquired, and payments for purchases of marketable securities, and (ii) capital lease payments. Free cash flow for 2003, 2002 and 2001 referenced above reflects net cash provided by operating activities of $1.4 billion, $2.2 billion, and $1.7 billion, respectively, less capital expenditures of $1.2 billion, $1.3 billion, and $1.5 billion, respectively. Free cash flow for the quarters ended March 31, 2004 and 2003 referenced above reflects net cash provided by operating activities of $225 million and $317 million, respectively, less capital expenditures of $391 million and $195 million, respectively. We report free cash flow to enable investors to differentiate between cash generated by our ongoing business operations and cash generated or used by events or transactions unrelated to those operations. Free cash flow is also used by management in establishing internal performance targets.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s web site at http://www.sec.gov. You may also inspect our SEC reports on our web site at http://www.eds.com. We do not intend for information in our web site to be part of this prospectus supplement.

We are incorporating by reference into this prospectus supplement information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus supplement, unless we update or supersede that information by the information contained in this prospectus supplement or the information we file subsequently that is incorporated by reference into this prospectus supplement. We are incorporating by reference the following documents that we have filed with the SEC:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and filed on March 15, 2004;

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and filed on May 10, 2004; and

3.	Current Reports on Form 8-K filed on April 28, 2004 and May 6, 2004.

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 9 or 12 of Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement until the completion of this offering.

You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at:

EDS Investor Relations

5400 Legacy Drive

Mailstop: H1-2D-05

Plano, Texas 75024-3105

Telephone Number: (972) 605-8933

PROSPECTUS

$4,000,000,000

Electronic Data Systems Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities. Our common stock is listed on the New York Stock Exchange under the symbol “EDS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2001.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4.0 billion or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

References in this prospectus to the terms “we,” “us” or “EDS” or other similar terms mean Electronic Data Systems Corporation, unless we state otherwise or the context indicates otherwise.

ELECTRONIC DATA SYSTEMS CORPORATION

We have been a leader in the global information technology (IT) services industry for almost 40 years. We provide strategy, implementation, and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world’s best technologies to address our clients’ critical business imperatives. Our end-to-end portfolio of services integrates our four lines of business—Information Solutions, Business Process Management, E.solutions and A.T. Kearney—to help clients solve complex business issues and achieve results with technology. Our seven Global Industry Groups—Communications, Energy, Financial, Government, Health Care, Manufacturing and Retail, and Transportation—work with each of our lines of business and client executive teams to most effectively position us within our target markets.

Electronic Data Systems Corporation was incorporated in Delaware in 1994 and, at the time of our split-off from General Motors Corporation in 1996, we became the successor to the business and operations of the Texas corporation that had been incorporated under the same name in 1962. In 1984, GM acquired all of the capital stock of the Texas corporation, which before that time had been an independent, publicly-held corporation. As a result of the split-off, we once again became an independent, publicly-held corporation with our common stock listed for trading on the New York Stock Exchange and the London Stock Exchange.

As of December 31, 2000, we employed approximately 122,000 persons. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105, telephone number: (972) 604-6000.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan” and “forecast.” Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Those factors include:

•	competition in our lines of business and its effect on pricing, revenues, and margins;

•	the financial performance of current and future client contracts;

•	with respect to client contracts accounted for under the percentage-of-completion method of accounting, the performance of such contracts in accordance with our cost estimates;

•	our ability to improve productivity and achieve synergies from acquired businesses;

•	the degree to which third parties continue to outsource information technology and business processes;

•	the cost of attracting and retaining highly skilled personnel;

•	changes in interest rates and foreign currency exchange rates; and

•	the effect of accounting policies issued periodically by accounting standard-setting bodies.

These and other factors are discussed in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at www.eds.com. We do not intend for information contained in our web site to be part of this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update this prospectus.

We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2000;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

•	Current Report on Form 8-K filed June 4, 2001; and

•	the description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on May 29, 1996.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates.

You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the following address:

EDS Investor Relations—Mailstop H1-2D-05

5400 Legacy Drive

Plano, Texas 75024-3105

Telephone Number: (972) 605-8933

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	For the Years Ended December 31,
For the Three Months Ended March 31, 2001	2000	1999	1998	1997	1996
6.4x	4.4x	2.3x	3.6x	3.8x	2.8x

The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of earnings before income taxes, cumulative effect of a change in accounting principle, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and

•	fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

We did not have any preferred stock outstanding during the periods presented above. There were no preferred stock dividends paid or accrued during the periods presented above.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Our unsecured senior debt securities will be issued under an Indenture, dated as of August 12, 1996, between us and Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association), as trustee, or another indenture to be entered into by us and that or another trustee. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and that or another trustee.

A copy of the August 12, 1996, senior debt indenture has been previously filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part, and is incorporated by reference into this prospectus. Another form of senior debt indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference into this prospectus. A form of the subordinated debt indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

The indentures will not limit the amount of debt securities that we may issue, and will permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of EDS. We currently conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, we will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

1. the title of the debt securities;

2. whether they are senior debt securities or subordinated debt securities;

3. the total amount of the debt securities authorized and the amount outstanding, if any;

4. any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

5. the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

6. when the principal of the debt securities will mature;

7. the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

8. when interest will be payable, as well as the record dates for determining to whom we will pay interest;

9. where the principal of, premium, if any, and interest on the debt securities will be paid;

10. any obligation of ours to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

11. when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

12. whether we have any obligation to redeem or repurchase the debt securities at the holder’s option;

13. the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

14. the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

15. the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

16. any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

17. whether the debt securities will be issued in electronic, global or certificated form;

18. if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

19. the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

20. any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity;

21. whether the debt securities will be issued as registered securities or bearer securities and, if the debt securities are bearer securities, whether coupons will be attached, whether and to whom any additional interest payments shall be made, the circumstances, if any, under which the bearer debt securities may be exchanged for registered debt securities;

22. any additions or changes to the covenants relating to permitted consolidations, mergers or sales of assets or otherwise;

23. if any debt securities do not bear interest, the dates for any required reports to the trustee;

24. the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

25. whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

26. the terms of any repurchase or remarketing rights of third parties; and

27. any other terms of the debt securities.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities.

We will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

We will comply with Section 14(e) under the Exchange Act and any other tender offer rules under the Exchange Act that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordination of Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of “senior indebtedness” will include, among other things, senior debt securities and will be specifically set forth in that prospectus supplement.

Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of our indebtedness that is designated as senior indebtedness with respect to that series.

Upon any payment or distribution of our assets to creditors or upon a total or partial liquidation or dissolution of EDS or in a bankruptcy, receivership, or similar proceeding relating to EDS or our property, holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that these holders may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities), all as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, we may not make any payments of principal, premium, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if:

•	any principal, premium, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

•	any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or we and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of our subsidiaries, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

•	failure to pay interest on our debt securities of that series (or any payment with respect to the related coupons, if any) for thirty days past the applicable due date;

•	failure to pay principal of, or premium, if any, on our debt securities of that series when due (whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise);

•	failure to make any sinking fund payment on debt securities of that series when due;

•	failure to perform any other covenant or agreement in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	acceleration of more than $50,000,000 of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	specified events relating to our bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of and interest on all of the debt securities of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the applicable indenture, then the principal of and interest on the debt securities shall become due and payable immediately without any act by the trustee or any holder of debt securities. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to those debt securities or (2) a default with respect to a provision of the applicable indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and EDS, the trustee, and the holders of the senior debt securities of that series will be restored to their former positions and rights under the indenture.

The trustee under an indenture will, within 90 days after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of those debt securities, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of that series or in the making of any sinking fund payment with respect to the debt securities of that series.

A holder may institute a suit against us for enforcement of such holder’s rights under the applicable indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

•	the holder gives the trustee written notice of a continuing event of default with respect to a series of our debt securities held by that holder;

•	holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holder’s request within 60 days following such notice, request and offer of indemnity under the terms of the applicable indenture; and

•	the trustee does not institute the requested proceeding within 60 days following such notice.

The indentures will require us every year to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

A default in the payment of any of our debt securities, or a default with respect to our debt securities that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.

Satisfaction and Discharge of the Indentures

An indenture will generally cease to be of any further effect with respect to a series of debt securities if:

•	we have delivered to the applicable trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities and coupons of that series not previously delivered to the trustee for cancellation have become due and payable, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons;

and if, in either case, we also pay or cause to be paid all other sums payable under the applicable indenture by us.

Legal Defeasance and Covenant Defeasance

Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

•	legal defeasance—which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

•	covenant defeasance—which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

•	we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

•	we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

•	123 days pass after the deposit is made and, during the 123-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•	the deposit is not a default under any other agreement binding on us;

•	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

We may enter into supplemental indentures for the purpose of modifying or amending an indenture with the consent of holders of at least a majority in aggregate principal amount of each series of our outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of our debt securities that are affected by any modification or amendment is required for any of the following:

•	to reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	to reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

•	to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any debt security or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

•	to reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	to make any debt security payable in a currency other than that stated in that debt security;

•	to release any security that may have been granted with respect to the debt securities;

•	to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

•	to change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities;

•	to limit our obligations to maintain a paying agency outside the United States for payment on bearer securities or limit our obligation to redeem certain bearer securities;

•	to change any place of payment where any debt security or any premium or interest thereon is payable;

•	to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders;

•	to make any change that adversely affects the right to convert or exchange any debt security into or for other securities, whether or not issued by us, cash or property in accordance with its terms;

•	to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption); or

•	to modify any of the above provisions of the indenture, except to increase the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

In addition, we and the trustee with respect to an indenture may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

•	to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the debt securities;

•	to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture;

•	to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or any debt securities, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium, or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

•	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; and

•	to establish the form or terms of debt securities and coupons of any series.

Certain Covenants

Except as may be provided otherwise in the applicable prospectus supplement, we will be bound by certain restrictions in connection with the issuance of debt securities. Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under “—Certain Covenants—Restrictions on Secured Debt,” “—Restrictions on Sales and Leasebacks,” and “—Consolidation,

Merger and Sale of Assets,” the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to the events of default described above or covenants of ours contained in an indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Certain Definitions

Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of debt securities.

“Attributable Debt” means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (i) the greater of (a) the fair value of the Real Property subject to the arrangement (as determined by us) or (b) the net proceeds of the sale of the Real Property to the lender or investor by (ii) a fraction, the numerator of which is the number of months in the unexpired initial term of the lease of the Real Property and the denominator of which is the number of months in the full initial term of such lease. Sale and leaseback transactions with respect to Real Property financed by obligations issued by a state or local governmental unit (whether or not tax exempt) will not be included in any calculation of Attributable Debt.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of EDS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Real Property” means any real property, and any building, structure or other facility thereon, located in the United States (excluding its territories and possessions, but including Puerto Rico), that EDS or any Subsidiary owns or leases and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon (1) which comprises our former and current corporate headquarters in Dallas and Plano, Texas, respectively; (2) that is financed by obligations issued by a state or local governmental unit (whether or not tax exempt); and (3) which if not owned or leased by EDS or any Subsidiary, in the opinion of our board of directors, would not have a material adverse effect on the business conducted by EDS and its Subsidiaries as an entirety.

“Restricted Subsidiary” means any Subsidiary (except a Subsidiary engaged principally in financing the operations of EDS or its Subsidiaries, or both, outside the United States) that owns a Real Property and either (1) has more than 50% of its net sales and operating revenues during the preceding four calendar quarters derived from, or more than 50% of its operating properties located in, the United States (excluding its territories and possessions, but including Puerto Rico), or (2) has more than 50% of its assets consisting of securities of other Restricted Subsidiaries.

“Subsidiary” means a corporation, association, partnership or other entity of which EDS or one or more Subsidiaries of EDS own, directly or indirectly, 80% or more of the outstanding voting interest.

Restrictions on Secured Debt

Unless otherwise provided in the applicable prospectus supplement, EDS will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Real Property or on any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called “Mortgage” or “Mortgages”), without providing that the debt securities shall be secured equally and ratably with (or prior to) such secured Debt.

Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all such Debt so secured together with all Attributable Debt of EDS and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions in which the net proceeds of the Real Property is applied to retire debt securities or certain other Debt) involving Real Properties would not exceed 10% of EDS’ Consolidated Net Tangible Assets.

Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply to, and there will be excluded in computing secured Debt for the purpose of the restriction, Debt secured by:

•	Mortgages existing on the execution date of the applicable indenture;

•	Mortgages on property, stock, or Debt of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the Indenture;

•	Mortgages in favor of EDS or a Restricted Subsidiary by a Restricted Subsidiary;

•	Mortgages in favor of the United States of America or any state thereof, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed within 360 days after such acquisition or completion of construction or development; and

•	any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing; provided, however, that (1) such extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such property) and (2) the principal amount of Debt secured by such Mortgage is not increased in an amount exceeding 105% thereof.

Restrictions on Sales and Leasebacks

Unless otherwise provided in the applicable prospectus supplement, neither EDS nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Real Property, completion of construction and commencement of full operation of which has occurred more than 360 days previously, unless either:

•	EDS or the Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property under the restrictions described under “—Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	EDS or the Restricted Subsidiary, within 120 days, applies to the retirement of the debt securities or other Debt of EDS or any of its Restricted Subsidiaries maturing more than one year after the sale or transfer of an amount equal to the net proceeds of the sale of the Real Property sold and leased pursuant to that arrangement.

This restriction will not apply to any sale leaseback transaction between EDS and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger and Sale of Assets

Unless otherwise provided in the applicable prospectus supplement, our indentures prohibit us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

•	we are the continuing entity in the case of a merger; or

•	the surviving or acquiring entity is a U.S. corporation and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

•	the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but we would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, or sale complies with the indenture.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at your election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Global Securities

Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or we, if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our debt securities registered in that holder’s own name, and that holder will not be entitled to receive a certificate representing that holder’s ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days;

•	we determine in our sole discretion that we will no longer have debt securities represented by a global securities or that we will permit global securities to be exchanged for certificated debt securities.

The following is based on information furnished to us:

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company (“DTC”) will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each participant.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or EDS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Our Senior Debt Trustee

The current trustee for our senior debt securities is The Chase Manhattan Bank, which performs services for us in the ordinary course of business. The Chase Manhattan Bank is also the trustee under a prior indenture between us and The Chase Manhattan Bank and acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of its business. The Chase Manhattan Bank is a participating lender under our current credit facility, a counterparty in some of our foreign exchange transactions, and a paying agent for our domestic commercial paper programs. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,200,000,000 shares of stock, including:

•	2,000,000,000 shares of common stock, $0.01 par value per share, of which 467,907,984 shares were issued and outstanding as of April 30, 2001; and

•	200,000,000 shares of preferred stock, $0.01 par value per share, including 15,000,000 shares that have been designated as Series A Junior Participating Preferred Stock, $0.01 par value per share, in connection with our rights agreement, of which no shares are currently issued or outstanding.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The outstanding shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Attached to each share of our common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01, at a price of $200.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The rights expire on March 12, 2006, unless the final expiration date is extended or unless the rights are earlier redeemed by us.

The rights represented by the certificates for our common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

•	ten days after a person or group, called an “acquiring person,” acquires beneficial ownership of 10% or more of our common stock; or

•	ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 10% or more of our outstanding common stock.

The earlier of these two dates is called the “distribution date.” Separate certificates for the rights will be mailed to holders of record of our common stock as of the distribution date. The rights could then begin trading separately from our common stock.

Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that we are acquired in a merger, consolidation, or other business combination transaction or more than 50% of our assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

At any time after the acquisition by the acquiring person of beneficial ownership of 10% or more of the outstanding shares of our common stock and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of our common stock, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock per right, subject to adjustment.

The rights are redeemable in whole, but not in part, at $0.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights.

The number of outstanding rights, the exercise price payable, and the number of shares of Series A Junior Participating preferred stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination that our board of directors approves.

The shares of Series A Junior Participating Preferred Stock purchasable upon exercise of the right will rank junior to all other series of our preferred stock, if any, or any similar stock that specifically provides that it ranks prior to the shares of Series A Junior Participating Preferred Stock. The shares of Series A Junior Participating Preferred Stock will be nonredeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, if, as and when declared, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of our common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of the interest in a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of our common stock.

The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of March 12, 1996, between us and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy.

Limitation on Directors’ Liability

Our restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	The business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203 in 1996.

Special Charter and Bylaw Provisions

Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 270 days before the scheduled date of the annual meeting of our stockholders. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Exchange Act. Our restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class. Our directors may be removed only for cause.

The restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting, unless such written consent is unanimous. Special meetings of the stockholders may be called by the Chairman of the Board or by the board of directors, but may not be called by stockholders. The amended and restated bylaws may be amended by the board of directors or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote in the election of directors.

The restated certificate of incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock, referred to as “related person.” The “fair price” provision requires the affirmative vote of the holders of:

•	at least 80% of our voting stock; and

•	at least 66 2/3% of our voting stock not beneficially owned by the related person, to approve certain transactions between the related person and us or our subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of our assets or our subsidiaries having a fair market value of at least $10 million, any transfer or issuance of our securities, the assets of or the securities of our subsidiaries, any adoption of a plan or proposal by us of our voluntary liquidation or dissolution, certain reclassifications of our securities or recapitalizations or certain other transactions, in each case involving the related person.

This voting requirement will not apply to certain transactions, including:

•	any transaction in which the consideration to be received by the holders of each class of capital stock is:

•	the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier; or

•	not less in amount than the highest per share price paid by the related person for shares of such class; or

•	any transaction approved by our continuing directors (as defined in the restated certificate of incorporation).

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of the restated certificate of incorporation relating to our board of directors, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the amended and restated bylaws and the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock entitled to vote for the election of directors.

The foregoing provisions of the restated certificate of incorporation and the amended and restated bylaws, together with the rights agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange and the London Stock Exchange. The trading symbol for our common stock on these exchanges is “EDS.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General Description of Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	antidilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our debt securities, preferred stock, or common stock, you will not have any rights as a holder of our debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Except as set forth in the applicable prospectus supplement, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon the validity of our debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.

EXPERTS

The consolidated financial statements and schedule of EDS as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated in this prospectus and the Registration Statement by reference in reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.